Exhibit 99.2

CARTICA ACQUISITION CORP

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

(Adopted on [ ], 2021)

I.	PURPOSE OF THE COMMITTEE

The purposes of the Compensation, Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Cartica Acquisition Corp (the “Company”) shall be as follows:

1.

to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans; to review and discuss with management the Company’s compensation discussion and analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”); to prepare the Compensation Committee Report as required by the rules of the SEC; and to perform such further functions as may be consistent with this Charter or assigned by applicable law, the Company’s Articles then in effect or the Board. The Committee shall ensure that the Company’s compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders; and

2.	to identify and assess persons qualified to become Board members, consistent with the qualification standards and criteria approved by the Board; recommend to the Board a slate of director nominees for election or reelection at the annual meeting of shareholders; recommend to the Board the structure and membership of Board committees; recommend to the Board persons to fill Board and committee vacancies; oversee annual evaluations of the Board and committees of the Board; periodically review the Company’s Corporate Governance Guidelines, if any, and any amendments thereto; and make other recommendations to the Board relative to corporate governance issues.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of no fewer than three members (subject to any phase-in exemption for newly listed companies) and shall be comprised entirely of “independent” directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the SEC, the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading (including, without limitation, Nasdaq) (the “Principal Market”), any other applicable laws or regulations, and any additional requirements that the Board deems appropriate. The term “independent director” means a director who (i) meets the definition of “independence” under the rules and regulations of the SEC and the Principal Market and (ii) is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Committee member shall have one vote. Any vacancy on the Committee shall be filled by majority vote of the Board. Each appointed member of the Committee may be removed by the Board at any time, with or without cause, by majority vote of the Board. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less than twice annually. The Chair of the Committee shall preside at each meeting. In the event the Chair of the Committee is not present at a meeting, the Committee members present at that meeting shall designate one of its members as the acting chair of such meeting. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary, provided, that the Chief Executive Officer of the Company may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE RELATING TO COMPENSATION

A.	Executive and Director Compensation

The Committee shall have the following duties and responsibilities with respect to the Company’s executive compensation plans:

(a)               To review at least annually the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)               To review at least annually the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.

(c)               To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider factors as it determines relevant, which may include, for example, the Company’s performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years. The Committee may discuss the Chief Executive Officer’s compensation with the Board if it chooses to do so.

(d)               To evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of such other executive officers. To the extent that long- term incentive compensation is a component of such executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

(e)               To evaluate annually the appropriate level of compensation for Board and Committee service by non-employee directors.

(f)                Review and recommend to the Board the adoption of or changes to the compensation of the Company’s independent directors.

(g)               To review and approve any severance or termination arrangements to be made with any executive officer of the Company.

(h)               To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any executive compensation plan.

(i)                 To review and approve all perquisites, special cash payments and other special compensation and benefit arrangements or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board.

(j)                 To consider the results of the most recent shareholder advisory vote on executive compensation as required by Section 14A of the Exchange Act, and, to the extent the Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation.

(k)               To review and discuss with management the Company’s CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or Annual Report on Form 10-K.

(l)                 To monitor the Company’s compliance with the requirements under the Sarbanes- Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

(m)             To review compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.

(n)               To the extent it deems necessary, review and approve the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers or other employees subject to Section 16 of the Exchange Act.

(o)               Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Exchange Act.

(p)               To prepare the Compensation Committee Report in accordance with the rules and regulations of the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

(q)               Retain (at the Company’s expense) outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority.

(r)                To perform such other functions as assigned by law, the Company’s Articles then in effect or the Board.

(s)                Make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters as may be raised with the Committee.

B.	General Compensation and Employee Benefit Plans

The Committee shall have the following duties and responsibilities with respect to the Company’s general compensation and employee benefit plans, including incentive-compensation and equity-based plans:

(a)               To review at least annually the goals and objectives of the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)               To review at least annually the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the Board amend these plans if the Committee deems it appropriate.

(c)               To review all equity-compensation plans to be submitted for shareholder approval under the Principal Market listing standards, and to review and, in the Committee’s sole discretion, approve all equity-compensation plans that are exempt from such shareholder approval requirement.

(d)               Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s employees.

(e)               To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

C.	Role of Chief Executive Officer

The Chief Executive Officer may make, and the Committee may consider, recommendations to the Committee regarding the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers (other than the Chief Executive Officer) and the Company’s director compensation arrangements. Any such member, members or subcommittee shall be subject to this Charter. The decisions of any such member, members or subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

V.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE RELATING TO NOMINATING AND CORPORATE GOVERNANCE

The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time; provided, however, that to the extent the Company’s Amended and Restated Memorandum and Articles of Association (the "Articles") or Corporate Governance Guidelines, if any, set forth procedures governing the nomination of directors to the Board and any committee thereof, the Committee shall act in accordance with any such provisions in selecting and nominating directors. In addition, notwithstanding the following, the Committee shall not be responsible for recommending directors to the Board for election or reelection or to fill any vacancy or recommending candidates for any committee of the Board to the extent the right to nominate a director to fill any position on the Board or any committee of the Board has been granted by the Company to another party.

A.          Duties Generally

1.          Recommend Criteria for Selection of Directors. The Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as composition of the Board as a whole. The Committee shall periodically review and, if desirable, recommend changes to the criteria for the selection of new directors as adopted by the Board from time to time as set forth in the Company’s Corporate Governance Guidelines, if any.

2.          Recommend Director Candidates. The Committee shall recommend to the Board a slate of director nominees for election or reelection at each annual meeting of shareholders. The Committee shall identify, recruit and recommend to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and shall consider the performance of incumbent directors in determining whether to recommend them for reelection. The Committee shall consider director candidates timely submitted by the Company’s shareholders in accordance with the notice provisions and procedures set forth in the Company’s Articles, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

3.         Recommend Committee Members. The Committee shall recommend to the Board candidates to serve as members and Chairs of each of the Board’s committees in accordance with the terms of the Company’s Articles and Corporate Governance Guidelines, if any. In recommending a director for committee membership, the Committee shall take into consideration the factors set forth in the charter of the applicable committee, if any, as well as any other factors it deems appropriate, including without limitation, the Company’s Corporate Governance Guidelines, if any, the consistency of the director’s experience and qualifications with the goals of the committee and the interplay of the director’s experience and qualifications with the qualifications and experience of the other committee members.

4.          Recommend Candidates for Board and Committee Vacancies. The Committee shall propose to the Board director candidates to fill vacancies on the Board or on Board committees in the event of a director’s resignation, death or retirement, a change in Board or committee composition requirements, or the expansion of the Board or committee in accordance with the terms of the Company’s Articles.

5.         Review Committee Structures. The Committee shall periodically review and, if desirable, recommend to the Board changes in the number, responsibilities and membership of the Board committees, and recommend that the Board establish any special committees as necessary to properly address ethical, legal or other matters that may arise from time to time.

6.         Review Changed Circumstances of Directors. The Committee shall review the appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment, relationship with the Company or any other changed circumstance that could affect the director’s independence, qualifications or availability.

7.         Review Corporate Governance Guidelines, if any. The Committee shall periodically review and reassess the adequacy of the Corporate Governance Guidelines, if any, and recommend to the Board any changes deemed appropriate.

8.         Evaluate Shareholder Proposals. The Committee shall evaluate and make recommendations to the Board regarding shareholder proposals.

9.         Annual Performance Evaluation. The Committee shall administer annual performance evaluations of the Board and its committees, including a review of this Committee by its members, and present the evaluations to the Board.

10.       Review Committee Charter. The Committee shall review and reassess the adequacy of this Charter at least once a year, and recommend any proposed changes to the Board.

B.        Guidelines for Selecting Director Nominees

The Committee will consider persons identified by its members, management, shareholders and others as determined advisable by the Committee. The guidelines for selecting nominees are as follows:

1.         The person should have demonstrated notable or significant achievements in business, education or public service;

2.         The person should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

3.         The nominee should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

4.        The Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Committee will not distinguish among nominees recommended by the shareholders and other persons.

C.        Authority and Resources

The Committee shall have the authority to select, retain and terminate any search firm engaged to assist in identifying director candidates and to approve the search firm’s fees and other retention terms. In addition, the Committee may engage outside legal counsel or other advisors as the Committee determines to be necessary or advisable in connection with the discharge of its responsibilities hereunder. The Company shall pay to any search firm or outside legal counsel or other advisor retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

D.        Delegation of Authority

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

E.       Evaluation of the Committee

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

F.       Investigations and Studies; Outside Advisers

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration the following:

(a)       The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(b)      The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(c)       The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest:

(d)       Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(e)       Any shares of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f)       Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, taking into consideration factors relevant to the adviser’s independence from management specified in Nasdaq Stock Market Listing Standards Rule 5605(d)(3)(D), other than: (i) in-house legal counsel and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VI.	AMENDMENTS

Any amendment or other modification of this Charter shall be made and approved by the full Board.

VII.	DISCLOSURE OF CHARTER

If required by the rules of the SEC or any Principal Market, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

* * *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.